CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors of

Olympic Forward Trading Company Limited and Subsidiaries

We consent to the inclusion in Form 8-K pertaining to the Share Exchange with Gain Dynasty Investments Limited (“Gain Dynasty”) of our report dated May 26, 2007, relating to the consolidated financial statements of Olympic Forward Trading Company Limited and Subsidiaries as of and for the years ended December 31, 2006 and 2005.

s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
June 4, 2007
Salt Lake City, Utah